As filed with the Securities and Exchange Commission on September 3, 1997. Registration Number ------

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL HOUSEWARES CORP.
(Exact name of issuer as specified in its charter)

Delaware                                            41-0919772
(State or other jurisdiction of                     I.R.S. Employer
incorporation or organization)                      Identification No.)

1536 Beech Street                                   47804
Terre Haute, Indiana                                (Zip Code)
(Address of Principal Executive Offices)

1997 KEY EMPLOYEES' INCENTIVE STOCK PLAN FOR
GENERAL HOUSEWARES CORP. AND SUBSIDIARIES
(Full Title of the Plan)


Raymond J. Kulla, Esq.
Secretary and General Counsel
General Housewares Corp.
1536 Beech Street
Terre Haute, IN  47804
(Name and Address of agent for service)

(812) 232-1000
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE
                           Proposed     Proposed
Title of                   Maximum      Maximum
Securities   Amount        Offering     Aggregate     Amount of
to be        to be         Price Per    Offering      Registration
Registered   Registered(1) Share(2)     Price(2)      Fee

Common Stock,
par value
$.33-1/3     300,000
per share    shares        $9.125       $2,737,500    $829.55

(1) Based upon the maximum number of shares that may be issued by the Registrant pursuant to the 1997 Key Employees' Incentive Stock Plan. Any additional shares of Registrant's Common Stock to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Registrant's Common Stock on August 12, 1997 for New York Stock Exchange Composite Transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the 1997 Key Employees' Incentive Stock Plan for General Housewares Corp. and Subsidiaries (the "Plan") as specified in Rule 428 (b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant (File No. 1-7117) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference in this Registration Statement:

1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996;

2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

3. The description of the Registrant's Common Stock, Purchase Rights and Preferred Stock filed as part of the Registrant's Current Report on Form 8-K dated February 17, 1989.

All documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon for the Registrant by Raymond J. Kulla, Esq., Secretary and General Counsel of the Registrant, 1536 Beech Street, P.O. Box 4066, Terre Haute, Indiana 47804. Mr. Kulla beneficially owns less than 1% of the Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The Restated Certificate of Incorporation of the Registrant provides:

"SEVENTH: The Corporation shall indemnify each officer and director of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's By-laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's By-laws from time-to-time to give effect hereto, notwithstanding possible self interest of the Directors in the action being taken. The modification or repeal of this Article Seventh shall not adversely affect the right to indemnification of any officer or director hereunder with respect to any act or omission occurring prior to such modification or repeal."

"TENTH: A Director of this Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those specific breaches and acts or omissions with respect to which Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of Directors. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a Director's personal liability for any breach or act or omission occurring prior to such modification or repeal."

Under Section 145 of the Delaware General Corporation Law, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") of the corporation, and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisition or redemption of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.


The directors and officers of the Company are insured under a directors and officers liability insurance policy with a policy limit of $10 million.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1   Restated Certificate of Incorporation, filed May 7, 1987 (filed as
Exhibit 3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1988, and incorporated herein by reference).

4.2 By-laws as amended November 12, 1996 (filed as Form 8-K on December 4, 1996, and incorporated herein by reference).

4.3 1997 Key Employees' Incentive Stock Plan (incorporated by reference to the Company's Proxy Statement used for its Annual Meeting on May 13, 1997).

5     Opinion of Raymond J. Kulla, Esq., Secretary and General Counsel of the

      Registrant.

23(a) Consent of Price Waterhouse.

23(b) Consent of Raymond J. Kulla, Esq. (included in Exhibit 5 to this

      Registration Statement).

24    Power of Attorney

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Terre Haute, State of Indiana, on August 12, 1997.

GENERAL HOUSEWARES CORP.
(Registrant)

By /s/ Paul A. Saxton
Name:  Paul A. Saxton
Title: Chairman, President and Chief Executive Officer